Sheet1

Edison Asset Securitization
Windmill Funding Corp.
GTE Corporation

Merrill Lynch Series Fund, Inc.
Series Number: 1
File Number: 811-3091
CIK Number: 319108
Money Reserve Portfolio
For the Period Ending: 12/31/2000

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended December 31, 2000.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

02/14/2000	$4,375	Edison Asset Securitization	5.82%	02/22/2000
02/23/2000	5,000	Windmill Funding Corp.	5.88	02/25/2000
03/06/2000	4,738	GTE Corporation	5.87	03/29/2000

02/22/2000
02/25/2000
03/29/2000

Last Updated on 02/27/2001
By Win95 User